EXHIBIT  10.28


                              INDEMNIFICATION AGREEMENT
                              -------------------------


         THIS EMPLOYMENT AGREEMENT entered into as of July 14, 1997, between Top Source Technologies, Inc. and its subsidiaries (collectively the "Company") and Christer Rosen (the "Executive").

         WHEREAS, the Company desires to employ Executive and to ensure the continued availability to the Company of the Executive's services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

         1.       Term of Employment.

                  (a) Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for a period commencing on the date of this Agreement and ending 13 months from the date hereof (the "Term"), unless either the Company or the Executive has given notice to terminate this Agreement. The Company's right to terminate this Agreement shall be as specified in Section 5 hereof.

                  (b) Continuing Effect. Notwithstanding any termination of this Agreement at the end of the Term or otherwise, the provisions of Sections 6, 7 and 8 shall remain in full force and effect.

         2.       Duties.

                  (a) General Duties. The Executive shall serve as special assistant to the President of the Company and shall have such duties and responsibilities as are specifically given to him by the President. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.

                  (b) Devotion of Time. The Executive shall devote an average of four days per month to the affairs of the Company.

         3.       Compensation and Expenses.

                  (a) Salary. For the services of the Executive to be rendered under this Agreement, the Company shall pay the Executive a monthly salary of $16,666.67. The Company shall pay the Executive his monthly salary in such increments as the Company generally pays its employees.

                  (b) Expenses. To the extent that the Executive has received the prior approval of the Company's President, the Company shall reimburse him or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses provided further that the Executive properly accounts for such expenses to the Company in accordance with the Company's practices.

         4.       Benefits.

                  (a) Health Insurance. The Company shall pay for the health insurance coverage for the Executive under the Company's then existing group health insurance plan. The Company shall not reimburse the Executive for any dependent coverage or pay for or reimburse him for any uninsured medical expenses.

                  (b) Other Benefits. Except as provided for in Section 4(a) above and any rights that accrue under C.O.B.R.A., the Executive expressly waives the right to participate in any and all employee benefit plans that the Executive maintains for its employees. The Company shall assign to the Executive its rights in a $900,000 term life insurance policy insuring the life of the Executive.

         5.       Termination.

                  (a) Cause. The Company may terminate the Executive's employment pursuant to the terms of this Agreement at any time for cause by giving written notice of termination. Such termination shall become effective upon the giving of such notice. Upon any such termination for cause, the Executive shall be paid compensation through the date of termination. For purposes of this Section 5, "cause" shall mean: (i) the Executive is convicted of a misdemeanor related to the business of the Company or a felony; (ii) the Executive, in carrying out his duties hereunder, has been found in a civil action to have committed gross negligence or willful misconduct resulting, in either case, in material harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company; (iv) the Executive materially breaches any provision of Section 6, 7 or 8 hereof; or (v) the Executive is found in a civil action to have committed any of the following acts or omissions: (1) recruited Company personnel including the personnel of any subsidiaries during or after termination of employment; or (2) failed to assign any invention or technology to the Company which was developed or used by the Company, including any intellectual property rights to any portion or facet of the Company's overhead sound systems or failed to use his best efforts to cause any inventor to do so within 90 days of written request by the Company.

                  (b) Continuing Effect. Notwithstanding any termination of the Executive's employment as provided in this Section 5 or otherwise, the provisions of Sections 6, 7 and 8 shall remain in full force and effect.

         6.       Non-Competition Agreement.

                  (a) Competition with the Company. Until termination of his employment and for a period of 12 months commencing on the date of date of termination of employment, the Executive, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, shall not compete with the Company or any of its affiliates in the offer, sale or marketing of the following products or services that are competitive with the products or services offered by the Company, within any metropolitan area in the United States or elsewhere in which the Company is then engaged in the offer and sale of competitive products or services:

                           (i) The  marketing  and sale of any sound systems for
                  use in cars and trucks including, but not limited to, as a part of a package offered by what is commonly referred to as an interior trim supplier;

                           (ii) The marketing and sale of oil analysis products and services; and

                           (iii) The marketing  and sale of technology  relating
                  to moving seats and automobiles and trucks as a means of reducing injuries to persons.

         Provided, however, the foregoing shall not prevent Executive from accepting employment with an enterprise engaged in two or more lines of business, one of which is the same or similar to the Company's business as described in (i), (ii) and (iii) above (the "Prohibited Business") if Executive's employment is totally unrelated to the Prohibited Business; provided, further, the foregoing shall not prohibit Executive from owning up to 5% of the securities of any publicly-traded enterprise engaged in the Prohibited Business provided Executive is not an employee, director, officer, consultant to such enterprise or otherwise reimbursed for services rendered to such enterprise.

                  (b) Solicitation of Customers. During the periods in which the provisions of Section 6(a) shall be in effect, the Executive, directly or indirectly, shall not seek Prohibited Business from any Customer (as defined below) on behalf of any enterprise or business other than the Company, refer Prohibited Business from any Customer to any enterprise or business other than the Company or receive commissions based on sales or otherwise relating to the Prohibited Business from any
         Customer, or any enterprise or business other than the Company. For purposes of this Section 6(b), the term "Customer" means any person, firm, corporation, partnership, association or other entity to which the Company or any of its affiliates sold or provided goods or services during the 24-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer.

                  (c) No Payment. The Executive acknowledges and agrees that no separate or additional payment shall be required to be made to him in consideration of his undertakings in this Section 6.

         7. Nondisclosure of Confidential Information. The Executive acknowledges that during his employment he shall learn and shall have access to Confidential Information regarding the Company and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities of the Company and its affiliates and (ii) trade secrets, market reports, customer investigations, customer lists and other similar information that is proprietary information of the Company or its affiliates (collectively referred to as "Confidential Information"). The Executive acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. All records, files, materials and Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be. The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the board of directors of the Company, unless such Confidential Information previously shall have become public knowledge through no action by or omission of the Executive.

         8. Criticism of the Company and the Executive.

                  (a) In order to induce the Company to enter into this Agreement and pay the compensation to the Executive provided hereunder, as well as granting the Executive up to 12 additional months to exercise his stock options from the date such options would otherwise be required to be exercised in the absence of this Agreement, the Executive agrees not to criticize or disparage the Company, its management, its board of directors or any of its employees whether in writing, over an electronic media including the Internet or orally. In response to any inquiries concerning the Company, except pursuant to a subpoena or other legal process including court order, the Executive shall be permitted to indicate in words or in substance that pursuant to a written employment agreement, he agreed if asked, not to comment concerning the Company. In addition to termination of his employment pursuant to this Agreement, violation of this Section 8 by the Executive shall require him to promptly repay to the Company the gross amount of compensation paid to the Executive hereunder including the social security and medicare taxes paid by the Company pursuant to this Agreement. For purposes of this Section 8, any prohibited criticism or disparagement by the Executive's wife, Birgitta, shall be deemed made by the Executive.

                  (b) The Company agrees that it shall not criticize or disparage the Executive whether in writing, over an electronic media including the Internet or orally. In response to any inquiries concerning the Executive, except pursuant to a subpoena or other legal process including court order, the Company shall be permitted to indicate in words or in substance that the Executive was employed by the Company for a period of time, that he was an officer and director for certain periods of time and what his compensation was while employed by the Company. Beyond that, the Company shall not comment further in response to any such inquiries.

         9. Acknowledgement. The Executive represents to the Company that nothing has come to his attention during the course of his employment with the Company prior to execution of this Agreement that would lead him to believe that the Company or any of the Company's officers, directors or employees have engaged in any act or omission involving a violation of any law, rule or regulation or which if reported to Chrysler Corporation might cause it to terminate its business relationship with the Company.

         10. Absence of Certain Liabilities. In consideration for the Company's agreeing to employ the Executive pursuant to this Agreement, the Executive hereby acknowledges that except as required pursuant to this Agreement or for previous services rendered from the date of the Company's last payroll which services were rendered at the same rate previously paid, the Company, its officers and its directors have no liability pursuant to any written or oral agreement or arising under any law, rule or regulation. Except as provided in the previous sentence, the Executive acknowledges that as of the execution of this Agreement neither the Company nor any of its officers or directors are indebted to the Executive. At the conclusion of the final Term of this Agreement, the Company and the Executive shall each exchange mutual releases. Such releases shall exclude any obligations under separate written stock option and indemnification agreements, any breach of any covenant of this Agreement and any unknown past or any future actions or any failure to act of the Executive.

         11. Equitable Relief. The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior consent of the board of directors of the Company, shall leave his employment for any reason or take any action in violation of Section 6, 7 or 8 hereof, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enjoin the Executive from breaching the provisions of Section 6, 7 or 8. In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law. Nothing contained in this Section 11 shall be construed to prevent the Company from seeking such other remedy in case of any breach of this Agreement by the Executive, as the Company may elect.

         12. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company. The Executive's obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive shall be void.

         13. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

         14. Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

         15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

         16. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

Executive:                     Christer Rosen
                               205 Commodore Drive
                               Jupiter, FL 33477

with a copy to:                Daryl B. Cramer, Esq.
                               One Clearlake Centre
                               250 Australian Avenue South
                               West Palm Beach, FL 33401
                               Facsimile: (561) 659-0701

The Company:                   Top Source Technologies, Inc.
                               7108 Fairway Drive, Suite 200
                               Palm Beach Gardens, FL  33418-3757
                               Facsimile: (561) 691-5220

with a copy to:                Michael D. Harris, Esq.
                               Cohen, Chernay, Norris,
                               Weinberger & Harris
                               712 U.S. Highway One
                               North Palm Beach, FL  33408
                               Facsimile (561) 845-0108


or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

         17. Attorney's Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding including an arbitration proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to an award by the court or arbitrator, as appropriate, of reasonable attorney's fees, costs and expenses.

         18. Oral Evidence. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

         19. Additional Documents. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

         20. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

         21. Section or Paragraph Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

         22. Loan. The Executive acknowledges that he currently owes the Company $25,000. The Executive agrees to repay the Company the sum of $500 per month commencing in August 1997 with the final payment of principal and 9% per annum accrued interest due on July 31, 2000. Provided, however, 25% of the proceeds from the sale of shares of common stock of the Company shall be applied as a pre-payment of the loan, except for common stock pledged to serve any currently existing margin loans, which proceeds may be paid to pay the margin loans.

         IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.


                                     TOP SOURCE TECHNOLOGIES, INC.



                                      By:
                                      William C. Willis, Jr., President




                                       By:
                                       Christer Rosen, Executive